UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Fogdog

(Name of Issuer)

Common Stock, .001 Par Value

(Title of Class of Securities)

344167101000

(CUSIP Number)

December 31, 2000

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 344167101000

1.	Name of Reporting Persons I.R.S. Identification Nos. of Persons (Entities Only) Draper Fisher Associates Fund IV, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization California

Number Of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power 0 6. Shared Voting Power 0 7. Sole Dispositive Power 0 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 344167101000

1.	Name of Reporting Persons I.R.S. Identification Nos. of Persons (Entities Only) Draper Fisher Management Company IV, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization California

Number Of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power 0 6. Shared Voting Power 0 7. Sole Dispositive Power 0 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 344167101000

1.	Name of Reporting Persons I.R.S. Identification Nos. of Persons (Entities Only) Timothy C. Draper

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number Of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power 0 6. Shared Voting Power 0 7. Sole Dispositive Power 0 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 344167101000

1.	Name of Reporting Persons I.R.S. Identification Nos. of Persons (Entities Only) John H.N. Fisher

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number Of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power 0 6. Shared Voting Power 0 7. Sole Dispositive Power 0 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 344167101000

1.	Name of Reporting Persons I.R.S. Identification Nos. of Persons (Entities Only) Stephen T. Jurvetson

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number Of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power 0 6. Shared Voting Power 0 7. Sole Dispositive Power 0 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 344167101000

1.	Name of Reporting Persons I.R.S. Identification Nos. of Persons (Entities Only) Draper Fisher Partner IV, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization California

Number Of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power 0 6. Shared Voting Power 0 7. Sole Dispositive Power 0 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) OO

Item 1(a)    Name of Issuer:    Fogdog

Item 1(b)    Address of Issuer’s principal executive offices:

500 Broadway, Redwood City, CA 94063

Item 2(a)    Name of person filing:

Draper Fisher Associates Fund IV, L.P.
Draper Fisher Management Company IV, LLC
Timothy C. Draper
John H.N. Fisher
Stephen T. Jurvetson
Draper Fisher Partners IV, LLC

Item 2(b)    Address of principal business office or, if none, residence:

400 Seaport Court, Suite 250, Redwood City, CA 94063

Item 2(c)    Citizenship:

Draper Fisher Associates Fund IV, L.P.	California
Draper Fisher Management Company IV, LLC	California
Timothy C. Draper	United States
John H.N. Fisher	United States
Stephen T. Jurvetson	United States
Draper Fisher Partners IV, LLC	California

Item 2(d)    Title of class of securities:        Common Stock

Item 2(e)    CUSIP No.:        3441670100

Item 3.    If this statement is filed pursuant to § 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐ Broker or dealer registered under section 15 of the act (15 u.s.c. 78o).

(b)	☐ Bank as defined in section 3(a)(6) of the act (15 u.s.c. 78c).

(c)	☐ Insurance company as defined in section 3(a)(19) of the act (15 u.s.c. 78c).

(d)	☐ Investment company registered under section 8 of the investment company act of 1940 (15 u.s.c. 80a-8).

(e)	☐ An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(e);

(f)	☐ An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(f);

(g)	☐ A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(g);

(h)	☐ A savings association as defined in section 3(b) of the federal deposit insurance act (12 u.s.c. 1813);

(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the investment company act of 1940 (15 u.s.c. 80a-3);

(j)	☐ Group, in accordance with § 240.13d-1(b)(1)(ii)(j).

Item 4.	Ownership. Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

See rows 5 through 11 of cover pages.

Item 5.    Ownership of Five Percent or Less of a Class.

☒

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable.

Item 8.    Identification and Classification of Members of the Group.

Not Applicable.

Item 9.    Notice of Dissolution of Group.

Not Applicable.

Item	10. Certifications.

Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or (c).

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Draper Fisher Associates Fund IV, L.P.

Dated:	February 10, 2003	By:	/s/ TIM DRAPER
Tim Draper Managing Director

Draper Fisher Management Company IV, LLC

		By:	/s/ TIM DRAPER
Tim Draper Managing Director

		By:	/s/ TIMOTHY C. DRAPER
Timothy C. Draper

		By:	/s/ JOHN H. N. FISHER
John H. N. Fisher

		By:	/s/ STEPHEN T. JURVETSON
Stephen T. Jurvetson

Draper Fisher Partners IV, LLC

		By:	/s/ TIM DRAPER
Tim Draper Managing Director

CUSIP NUMBER 344167101000

Exhibit Index

Exhibit	Description

99.1	Statement pursuant to Rule 13d-1(k)(1)(iii), filed herewith